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EXHIBIT 5.--OPINION OF COUNSEL


                               FROST & JACOBS LLP
                                 2500 PNC Center
                              201 East Fifth Street
                              Post Office Box 5715
                           Cincinnati, Ohio 45201-5715
                                 (513) 651-6800


                                  April 2, 1999


First Financial Bancorp.
300 High Street
Hamilton, Ohio  45012-0476

         Re:      First Financial Bancorp.
                  Form S-4 Registration Statement

Gentlemen:

         We are counsel for First Financial Bancorp., an Ohio corporation (the "Company"), which is named as the registrant in the Registration Statement on Form S-4 which is being filed on or about April 2, 1999 with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), certain common shares, without par value (the "Common Shares"), of the Company.

         With respect to the Common Shares being registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that the Common Shares, when issued and paid for pursuant to the Plan and Agreement of Merger dated as of December 31, 1998 between First Financial Bancorp. and Hebron Bancorp, Inc., will be validly issued, fully paid and non-assessable.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

                                                   Very Truly Yours,
                                                   Frost & Jacobs LLP

NG/gam